Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ARTEMIS STRATEGIC INVESTMENT CORPORATION

Artemis Strategic Investment Corporation (the “Corporation”), a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.       The name of the Corporation is Artemis Strategic Investment Corporation.

2.       The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 4, 2021. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 5, 2021. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 16, 2021. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 1, 2021 the “Third Amended and Restated Certificate of Incorporation”).

3.       This Amendment to the Third Amended and Restated Certificate of Incorporation (the “Amendment”) amends the Third Amended and Restated Certificate of Incorporation of the Corporation.

4.       This Amendment was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock in regards to amendments to Section 9.1(b), Section 9.2 (a), (d), (e) and (f) and Section 9.7 and duly adopted by the affirmative vote of both (x) a majority of the holders of outstanding Common Stock voting together as a single class and (y) a majority of the outstanding Class B Common Stock voting as a separate class vote in regards to the amendment to Section 4.3(b)(i) at a meeting of stockholders in accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL.

5.       The text of Section 4.3(b)(i) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time at the election of holder of such shares of Class B Common Stock and (B) automatically concurrently with or immediately following the closing of the Business Combination.”

6.       The text of Section 9.1(b) of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 12, 2021 (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by October 4, 2023 (the “completion window”) (or up to April 4, 2024, if applicable under this Section 9.1(b)) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and

Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” In the event that the Corporation has not consummated an initial Business Combination by the end of the completion window, the Board may, without another stockholder vote, elect to extend the period of time to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time, by resolution of the Board if requested by Artemis Sponsor, LLC (the “Sponsor”) upon five days’ advance notice prior to the applicable completion window, until April 4, 2024.”

7.       The Redemption Limitation shall be removed from the Third Amended and Restated Certificate of Incorporation as follows:

a.       The text of Section 9.2(a) of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

b.      The text of Section 9.2(e) of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

c.       Section 9.2(f) of the Third Amended and Restated Certificate of Incorporation shall be deleted in its entirety.

8.       The text of Section 9.2(d) of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by October 4, 2023 (or up to April 4, 2024, if applicable pursuant to Section 9.1(b)), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

9.       The text of Section 9.7 of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Certificate to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by October 4, 2023 (or up to April 4, 2024, if applicable pursuant to Section 9.1(b)) or to provide for redemption in connection with an initial Business Combination, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Third Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 29th day of June, 2023.

/s/Holly Gagnon
Holly Gagnon, Co-Chief Executive Officer